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                                                                 EXHIBIT 10.2(b)

                AMENDMENT TO THE CENTRAL PARKING CORPORATION 1995
                  NONQUALIFIED STOCK OPTION PLAN FOR DIRECTORS

         The Central Parking Corporation 1995 Nonqualified Stock
Option Plan for Directors (the "Plan") is hereby amended by deleting Section 3 of the plan in its entirety and replacing such section with the following:

         3. Stock Subject to the Plan. There will be reserved for issuance upon exercise of Options 475,000 shares of Common Stock, which will be authorized and unissued Common Stock. If an Option expires or terminates for any reason without being exercised in full, the shares subject thereto which have not been purchased will again be available for purposes of the Plan. The number of shares as to which Options may be granted under the Plan will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, share combination or similar recapitalization involving the Common Stock, any merger, consolidation or reorganization, or any spin-off, spin-out or other significant distribution of assets of stockholders for which the Corporation receives no consideration. In the event that there is an insufficient number of authorized shares of Common Stock available to allow exercise of the Options on the date of any grant hereunder, such Options will not be exercisable until there are sufficient shares of Common Stock authorized for issuance.